EXHIBIT 10.7

TILRAY, INC.

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is entered into on May 30, 2018, and effective as of the day of the Company’s initial public offering (the “Effective Date”) entered by and between Tilray, Inc. (the “Company” or “Tilray”, and Mark Castaneda (“Executive”).

R E C I T A L S

WHEREAS, the Company and the Executive have previously entered in an employment letter agreement, dated March 12, 2018 (the “Prior Agreement”), which the Company and the Executive intend to replace with this Agreement; and

WHEREAS, the Company desires to continue to employ the Executive and the Executive desires to continue to be employed by the Company on the new terms and conditions contained herein which, upon the Effective Date, shall supersede and replace the Prior Agreement;

A G R E E M E N T

NOW, THEREFORE, in consideration of the promises and mutual covenants herein and for other good and valuable consideration, the parties agree as follows:

1. Duties and Scope of Employment.

(a) Positions and Duties. Executive will serve as the Company’s Chief Financial Officer. Executive will render such business and professional services in the performance of Executive’s duties as are customarily associated with Executive’s position within the Company and Executive agrees to perform such other duties and functions as shall from time to time be reasonably assigned or delegated to Executive by Tilray’s Chief Executive Officer. The period of Executive’s employment under this Agreement is referred to herein as the “Employment Term.” Executive’s primary location will be in the Company’s Toronto, Ontario office. Executive will report to the Chief Executive Officer.

(b) Obligations. During the Employment Term, Executive will perform Executive’s duties faithfully and to the best of Executive’s ability and will devote Executive’s full business efforts and time to the Company. For the duration of the Employment Term, Executive agrees not to engage in any other competitive employment, occupation or consulting activity, or any other employment, occupation or consulting activity for any direct or indirect remuneration, without the prior approval of the Board.

2. At-Will Employment. The Company agrees to employ Executive, and Executive agrees to serve the Company, on an “at-will” basis, which means that either the Company or Executive may terminate Executive’s employment with the Company and the Employment Term at any time and for any or no reason.

3. Compensation.

(a) Base Salary. During the Employment Term, the Company will pay Executive as compensation for Executive’s services an annual base salary of $230,000.00 USD per year, as may be increased from time to time at the discretion of the Board or a duly constituted committee of the Board (the “Compensation Committee”) (the “Base Salary”). The Base Salary will be paid in regular installments in accordance with the Company’s normal payroll practices (subject to required withholding and applicable deductions). Any increase in Base Salary (together with the then existing Base Salary) shall serve as the

“Base Salary” for future employment under this Agreement. The first and last installment payment(s) will be adjusted, if necessary, to reflect a commencement or termination date other than the first or last working day of a pay period.

(b) Annual Bonus. Executive will be eligible for an annual target bonus of fifty percent (50%) of Executive’s Base Salary that may be awarded in cash and/or equity at the Company’s discretion. The actual bonus paid, if any, shall be based on the attainment of Company and individual Executive performance objectives established by the Compensation Committee (“Annual Bonus”). If earned, the Annual Bonus will be paid in the year following the year to which such Annual Bonus relates, provided the Executive remains continuously employed by the Company through the last day of the applicable bonus period.

(c) Long-Term Incentive Compensation. During the Employment Term, Executive may be eligible to receive long-term equity incentive compensation awards, as determined by the Compensation Committee in its discretion) pursuant to the Company’s equity incentive compensation plans and programs in effect from time to time, including, without limitation. These awards shall be granted in the discretion of the Board and shall include such terms and conditions (including vesting terms and conditions) as the Board deems appropriate..

4. Employee Benefits. Executive will be eligible to participate in the Company benefit programs that are made available to all the Company’s full-time employees, subject to the terms, conditions, and eligibility criteria of such programs. Company benefit policies may be amended from time to time at the discretion of the Company. It is also important to note that the Company reserves the right to change their respective benefits at any time, with or without notice.

5. Business Expenses. During the Employment Term, the Company will reimburse Executive for reasonable travel or other expenses incurred by Executive in the furtherance of or in connection with the performance of Executive’s duties hereunder, in accordance with the Company’s expense reimbursement policy as in effect from time to time.

6. Termination Generally.

(a) Executive’s employment will terminate automatically upon Executive’s death or, upon fourteen (14) days’ prior written notice from the Company, in the event of Disability (as defined below). Further, (a) the Company shall be entitled to terminate Executive’s employment with or without Cause (as defined below) and (b) Executive may resign with or without Good Reason by providing thirty (30) days’ prior notice (subject to Section 7(b), below). Notwithstanding the foregoing, in the event that the Executive gives notice of termination to the Company, the Company may unilaterally accelerate the date of such termination, and such acceleration shall not result in a termination by the Company for purposes of this Agreement. For clarity, upon any termination of Executive’s employment for any reason, the Employment Term hereunder shall also terminate.

(b) Upon any termination of employment hereunder, Executive shall be entitled to: (i) Executive’s Base Salary through the effective date of termination; (ii) the right to continue health care benefits under COBRA, at Executive’s cost, to the extent required and available by law; (iii) reimbursement of expenses for which Executive is entitled to be reimbursed, if any, pursuant to Section 5 above, but for which Executive has not yet been reimbursed; (iv) unless such termination was by the Company for Cause, any Annual Bonus for a prior year that has been earned pursuant to Section 3(b), above, and the applicable annual bonus plan, but not yet paid to Executive, and (v) all other amounts and benefits of any kind required by law or pursuant to any other Company plans or policies, as then in effect (collectively, the “Accrued Obligations”).

7. Termination Without Cause or Resignation for Good Reason.

(a) Effect of Termination. If Executive’s employment is terminated by the Company without Cause (excluding any termination due to death or Disability), or Executive resigns for Good Reason (as defined below), then, in addition to the Accrued Obligations, and subject to the limitations of Sections 7(b) and 21 below, Executive shall be entitled to receive:

(1) severance pay in an amount equal to twenty four (24) months of the Executive’s Base Salary as then in effect (less applicable withholding), payable in substantially equal instalments in accordance with the Company’s regular payroll practices, payable as provided in Section 7(b), below; and

(2) if Executive timely elects continuation coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) within the time period prescribed pursuant to COBRA for Executive and Executive’s eligible dependents, then the Company will reimburse Executive for the COBRA premiums for such coverage (at the coverage levels in effect immediately prior to Executive’s termination) until the earlier of (A) a period of up to twenty four (24) months from the date of termination or (B) the date upon which Executive and/or Executive’s eligible dependents are no longer eligible for COBRA continuation coverage. The reimbursements will be made by the Company to Executive consistent with the Company’s normal expense reimbursement policy. Notwithstanding the first sentence of this Section 7(a)(i)(2), if the Company determines in its sole discretion that it cannot provide the foregoing benefit without potentially violating, or being subject to an excise tax under, applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Company will in lieu thereof provide to Executive a taxable monthly payment, payable on the last day of a given month (except as provided by the following sentence) in an amount equal to the monthly COBRA premium that Executive would be required to pay to continue the group health coverage for Executive and/or Executive’s eligible dependents in effect on the termination of employment date (which amount will be based on the premium for the first month of COBRA coverage), which payments will be made regardless of whether Executive and/or Executive’s eligible dependents elect COBRA continuation coverage and will commence on the month following Executive’s termination of employment and will end on the earlier of (x) the date upon which Executive obtains other employment or (y) the date the Company has paid an amount equal to six (6) payments. Any such taxable monthly payments that otherwise would have been paid to Executive within the sixty (60) days following Executive’s termination date instead will be paid on the sixty-first (61st) day following Executive’s termination of employment, with any remaining payments paid as provided in the prior sentence (subject to any delay as may be required by Section 21). For the avoidance of doubt, the taxable payments in lieu of COBRA reimbursements may be used for any purpose, including, but not limited to continuation coverage under COBRA, and will be subject to all applicable tax withholdings.

(b) Conditions Precedent. Any severance payments and/or benefits contemplated by Section 7(a) above are conditional on Executive: (i) continuing to comply with the terms of this Agreement and the Confidentiality Agreement (as defined below); (ii) delivering, and not revoking, in the form provided by the Company, a separation agreement including general release of claims against the Company or its successor, its subsidiaries and their respective directors, officers and stockholders and other related parties and an affirmation of obligations hereunder and under the Confidentiality Agreement(a “Release”) that becomes effective and irrevocable by the sixtieth (60th) day following the termination of Executive’s employment (the “Release Deadline”); and (iii) in the event of a resignation for Good Reason, providing the Company with written notice of the acts or omissions constituting the grounds for Good Reason within ninety (90) days of the initial existence of the grounds for Good Reason and an opportunity for the Company to cure the conditions giving rise to such Good Reason, which shall not be less than thirty (30) days following the date of notice from Executive. If the Company fails to cure the condition(s) giving rise to such Good Reason within such cure period, Executive must resign from employment within thirty (30) days after the end of the cure period. If the Company cures the conditions giving rise to such Good Reason within thirty (30) days of the date of such notice, Executive will not be entitled to severance payments and/or benefits contemplated by Section 7(a) above if Executive thereafter resigns from the Company based on such grounds. In no event will severance payments or benefits be paid or provided until the Release actually becomes effective and irrevocable. If the Release does not become effective and irrevocable by the Release Deadline, Executive will forfeit any right to severance payments or benefits under this Agreement. If the Release becomes effective by the Release Deadline, payment of severance or other benefits under this Agreement will commence on the Company’s next regular payroll period following the 60-day anniversary of the date of Executive’s termination, subject to Section 21. Except as required by Section 21, any payments delayed from the date of Executive’s employment terminates through the Release Deadline will be payable in a lump sum without interest on the Company’s next regular payroll period following the 60-day anniversary of the date of Executive’s termination, and all other amounts will be payable in accordance with the payment schedule applicable to each payment or benefit. Notwithstanding the foregoing, this Section 7(b) shall not limit Executive’s ability to obtain expense reimbursements under Section 5 or any other compensation or benefits otherwise required by law or in accordance with written Company plans or policies, as then in effect.

(c) Upon a Change in Control (as defined in the Company’s 2018 Equity Incentive Plan) vesting of any then outstanding stock options or other compensatory equity awards granted to you by the Company shall be accelerated such that no less than 100% fully vested as of the date of the Change in Control. In addition, if within twelve (12) months after a Change in Control, Executive’s employment is terminated by the Company without Cause (excluding any termination due to death or Disability (as defined above)), or resigns for Good Reason, then, in either case, and subject to the limitations of Sections 7(b) and 21, Executive shall be entitled to receive; (A) the benefits set forth in Section 7(a); and (B) full accelerated vesting of any then unvested shares of Common Stock subject to any option or other compensatory equity award then held by Executive, and no other severance or benefits of any kind (other than as set forth in Section 7(a), unless required by law or pursuant to any written Company plans or policies, as then in effect. Except as specifically revised by this Agreement, the exercise of Executive’s vested options and shares shall continue to be governed by the terms and conditions of the Company’s applicable stock plan and stock agreements; provided, however, that to the extent Executive and the Company have entered into a written stock option agreement that provides for vesting terms more favorable to Executive than those provided for in this Section 7(c), the more favorable terms in that separate agreement will control.

8. Definitions.

(a) Cause. For purposes of this Agreement, “Cause” shall mean (i) any act of personal dishonesty, fraud, embezzlement, misrepresentation, or other unlawful act committed by the Executive that results in a substantial gain or personal enrichment of the Executive at the expense of the Company; (ii) the Executive’s violation of a federal or state law or regulation applicable to the Company’s business, which violation was or is reasonably likely to be materially injurious to the Company; (iii) the Executive’s commission of, or a plea of nolo contendre or guilty to, a felony under the laws of the United States or any state; or (iv) the Executive’s material breach of the terms of this Agreement or the Confidentiality Agreement.

(b) Disability. For purposes of this Agreement “Disability” means that Executive, at the time notice of termination is given, has been unable to substantially perform Executive’s position for not less than one-hundred and twenty (120) work days within a twelve (12) consecutive month period as a result of Executive’s incapacity due to a physical or mental condition and, if reasonable accommodation is required by law, after any reasonable accommodation.

(c) Good Reason. For purposes of this Agreement, “Good Reason” shall mean, without Executive’s written consent: (i) there is a material reduction of the level of Executive’s base compensation opportunity (except where there is a general reduction applicable to the management team generally), (ii)there is a material reduction in Executive’s overall responsibilities or authority, or scope of duties; or (iii) a change in the geographic location at which Executive must perform Executive’s services; provided, that in no instance will the relocation of Executive to a facility or a location of fifty (50) miles or less from Executive’s then current office location be deemed material for purposes of this Agreement.

9. Assignment. This Agreement will be binding upon and inure to the benefit of: (a) the heirs, executors and legal representatives of Executive upon Executive’s death, and (b) any successor of the Company. Any such successor of the Company will be deemed substituted for the Company under the terms of this Agreement for all purposes. For this purpose, “successor” means any person, firm, corporation or other business entity which at any time, whether by purchase, merger or otherwise, directly or indirectly acquires all or substantially all of the assets or business of the Company. None of the rights of Executive to receive any form of compensation payable pursuant to this Agreement may be assigned or transferred except by will or the laws of descent and distribution. Any other attempted assignment, transfer, conveyance or other disposition of Executive’s right to compensation or other benefits will be null and void.

10. Notices. All notices, requests, demands and other communications called for under this Agreement shall be in writing and shall be delivered personally by hand or by courier, mailed by United States first-class mail, postage prepaid, or sent by facsimile directed to the party to be notified at the address or facsimile number indicated for such party on the signature page to this Agreement, or at such other address or facsimile number as such party may designate by ten (10) days’ advance written notice to the other parties hereto. All such notices and other communications shall be deemed given upon personal delivery, three (3) days after the date of mailing, or upon confirmation of facsimile transfer.

11. Severability. In the event that any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement will continue in full force and effect without said provision.

12. Company Matters.

(a) Proprietary Information and Inventions. Executive acknowledges and agrees to be bound and abide by the terms of the Tilray, Inc. Proprietary Information and Inventions Agreement that Executive executed as a precondition to Executive’s initial and continued employment with the Company (the “Confidentiality Agreement”), including the provisions governing non-competition and the non-disclosure of confidential information and restrictive covenants contained therein.

(b) Resignation on Termination. On termination of employment, regardless of the reason for such termination, Executive shall immediately (and with contemporaneous effect) resign any directorships, offices or other positions held in the Company or any affiliate, unless otherwise agreed in writing by the parties.

13. Integration. This Agreement, together with the Confidentiality Agreement represents the entire agreement and understanding between the parties as to the subject matter herein and supersedes all prior or contemporaneous agreements whether written or oral (including, without limitation, the Prior Agreement). No waiver, alteration or modification of any of the provisions of this Agreement will be binding unless in writing and signed by duly authorized representatives of the parties hereto.

14. Tax Withholding. All payments made pursuant to this Agreement will be subject to withholding of applicable taxes.

15. Waiver. No party shall be deemed to have waived any right, power or privilege under this Agreement or any provisions hereof unless such waiver shall have been duly executed in writing and acknowledged by the party to be charged with such waiver. The failure of any party at any time to insist on performance of any of the provisions of this Agreement shall in no way be construed to be a waiver of such provisions, nor in any way to affect the validity of this Agreement or any part hereof. No waiver of any breach of this Agreement shall be held to be a waiver of any other subsequent breach.

16. Governing Law. This Agreement will be governed by the laws of the [State of Washington] without regard for conflict of law provisions.

17. No Duty to Mitigate. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any provisions of this Agreement and such amounts shall not be reduced regardless of whether the Executive obtains other employment.

18. Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed to be an original, and all such counterparts shall constitute but one instrument.

19. Effect of Headings. The section and subsection headings contained herein are for convenience only and shall not affect the construction hereof.

20. Construction of Agreement. This Agreement has been negotiated by the respective parties, and the language shall not be construed for or against either party.

21. Section 409A.

(a) Notwithstanding anything to the contrary in this Agreement, no severance pay or benefits to be paid or provided to Executive, if any, pursuant to this Agreement that, when considered together with any other severance payments or separation benefits, are considered deferred compensation under Section 409A of the Code, and the final regulations and any guidance promulgated thereunder (“Section 409A”) (together, the “Deferred Payments”) will be paid or otherwise provided until Executive has a “separation from service” within the meaning of Section 409A. Similarly, no severance payable to Executive, if any, pursuant to this Agreement that otherwise would be exempt from Section 409A pursuant to Treasury Regulation Section 1.409A-1(b)(9) will be payable until Executive has a “separation from service” within the meaning of Section 409A.

(b) Notwithstanding anything to the contrary in this Agreement, if Executive is a “specified employee” within the meaning of Section 409A at the time of Executive’s termination (other than due to death), then the Deferred Payments, if any, that are payable within the first six (6) months following Executive’s separation from service, will become payable on the first payroll date that occurs on or after the date six (6) months and one (1) day following the date of Executive’s separation from service. All subsequent Deferred Payments, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit. Notwithstanding anything herein to the contrary, if Executive dies following Executive’s separation from service, but before the six (6) month anniversary of the separation from service, then any payments delayed in accordance with this paragraph will be payable in a lump sum as soon as administratively practicable after the date of Executive’s death and all other Deferred Payments will be payable in accordance with the payment schedule applicable to each payment or benefit. Each payment and benefit payable under this Agreement is intended to constitute a separate payment under Section 1.409A-2(b)(2) of the Treasury Regulations.

(c) It is intended that any amount paid under this Agreement that satisfies the requirements of the “short-term deferral” rule set forth in Section 1.409A-1(b)(4) of the Treasury Regulations will not constitute Deferred Payments for purposes of clause (a) above.

(d) It is intended that any amount paid under this Agreement that qualifies as a payment made as a result of an involuntary separation from service pursuant to Section 1.409A-1(b)(9)(iii) of the Treasury Regulations that does not exceed the Section 409A Limit (as defined below) will not constitute Deferred Payments for purposes of clause (a) above. “Section 409A Limit” will mean two (2) times the lesser of: (i) Executive’s annualized compensation based upon the annual rate of pay paid to Executive during the Executive’s taxable year preceding the Executive’s taxable year of Executive’s termination of employment as determined under, and with such adjustments as are set forth in, Treasury Regulation 1.409A-1(b)(9)(iii)(A)(1) and any Internal Revenue Service guidance issued with respect thereto; or (ii) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Code for the year in which Executive’s employment is terminated.

(e) To the extent any reimbursements or in-kind benefits provided under this Agreement constitute nonqualified deferred compensation subject to Code Section 409A, all such reimbursements and in-kind benefits shall be made or provided in accordance with the requirements of Section 409A of the Code, including, where applicable, the requirement that (1) any reimbursement is for expenses incurred during the Executive’s lifetime (or during a shorter period of time specified in this Agreement); (2) the amount of expenses eligible for reimbursement, or in kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in kind benefits to be provided, in any other calendar year; (3) the reimbursement of an eligible expense will be made no later than the last day of the calendar year following the year in which the expense is incurred; and (4) the right to reimbursement or in kind benefits is not subject to liquidation or exchange for another benefit.

(f) The foregoing provisions are intended to comply with the requirements of Section 409A so that none of the severance payments and benefits to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply. The Company and Executive agree to work together in good faith to consider amendments to this Agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition before actual payment to Executive under Section 409A. Executive agrees and acknowledges that the Company makes no representations or warranties with respect to the application of Section 409A and other tax consequences to any payments hereunder and, by the acceptance of any such payments, Executive agrees to accept the potential application of Section 409A and the other tax consequences of any payments made hereunder.

22. Parachute Payments.

(a) If any payment or benefit the Executive would receive from the Company or otherwise in connection with a change in control of the Company or other similar transaction (a “280G Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then any such 280G Payment (a “Payment”) shall be equal to the Reduced Amount. The “Reduced Amount” shall be either (x) the largest portion of the Payment that would result in no portion of the Payment (after reduction) being subject to the Excise Tax or (y) the largest portion, up to and including the total, of the Payment, whichever amount (i.e., the amount determined by clause (x) or by clause (y)), after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in the Executive’s receipt, on an after-tax basis, of the greater economic benefit notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in a Payment is required pursuant to the preceding sentence and the Reduced Amount is determined pursuant to clause (x) of the preceding sentence, the reduction shall occur in the manner (the “Reduction Method”) that results in the greatest economic benefit for the Executive. If more than one method of reduction will result in the same economic benefit, the items so reduced will be reduced pro rata (the “Pro Rata Reduction Method”).

(b) Notwithstanding the foregoing, if the Reduction Method or the Pro Rata Reduction Method would result in any portion of the Payment being subject to taxes pursuant to Section 409A of the Code that would not otherwise be subject to taxes pursuant to Section 409A of the Code, then the Reduction Method and/or the Pro Rata Reduction Method, as the case may be, shall be modified so as to avoid the imposition of taxes pursuant to Section 409A of the Code as follows: (A) as a first priority, the modification shall preserve to the greatest extent possible, the greatest economic benefit for the Executive as determined on an after-tax basis; (B) as a second priority, Payments that are contingent on future events (e.g., being terminated without Cause), shall be reduced (or eliminated) before Payments that are not contingent on future events; and (C) as a third priority, Payments that are “deferred compensation” within the meaning of Section 409A of the Code shall be reduced (or eliminated) before Payments that are not deferred compensation within the meaning of Section 409A of the Code.

(c) Unless the Executive and the Company agree on an alternative accounting firm, the accounting firm engaged by the Company for general tax compliance purposes as of the day prior to the effective date of the change of control transaction triggering the Payment shall perform the foregoing calculations. If the accounting firm so engaged by the Company is serving as accountant or auditor for the individual, entity or group effecting the change of control transaction, the Company shall appoint a nationally recognized accounting firm to make the determinations required hereunder. The Company shall bear all expenses with respect to the determinations by such accounting firm required to be made hereunder. The Company shall use commercially reasonable efforts to cause the accounting firm engaged to make the determinations hereunder to provide its calculations, together with detailed supporting documentation, to the Executive and the Company within fifteen (15) calendar days after the date on which the Executive’s right to a 280G Payment becomes reasonably likely to occur (if requested at that time by the Executive or the Company) or such other time as requested by the Executive or the Company.

(d) If the Executive receives a Payment for which the Reduced Amount was determined pursuant to clause (x) of Section 22(a) and the Internal Revenue Service determines thereafter that some portion of the Payment is subject to the Excise Tax, the Executive shall promptly return to the Company a sufficient amount of the Payment (after reduction pursuant to clause (x) of the first paragraph of this Section so that no portion of the remaining Payment is subject to the Excise Tax. For the avoidance of doubt, if the Reduced Amount was determined pursuant to clause (y) in Section 22(a), the Executive shall have no obligation to return any portion of the Payment pursuant to the preceding sentence

[Signature page follows.]

IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by their duly authorized officers, as of the day and year first above written.

“COMPANY”

TILRAY, INC.

By:	/s/ Brendan Kennedy

Address:

1100 Maughan Road

Nanaimo, BC V9X1J2

“EXECUTIVE”

/s/ Mark Castaneda

Address:

Phone
Email: